Exhibit 99.2

February 12, 2018

Dear Stockholder:

We are writing to bring you up to date on important matters regarding Iconix Brand Group, Inc. (the “Company”; NASDAQ: ICON). The Company today announced that it has reached agreements with holders of approximately $110 million principal amount of the Company’s 1.5% convertible senior subordinated notes due March 2018 (the “2018 Convertible Notes”) to exchange their 2018 Convertible Notes for new convertible senior subordinated secured notes (the “New Convertible Notes”) and cash payments representing accrued but unpaid interest on the 2018 Convertible Notes in an aggregate amount of approximately $700,000. The 2018 Convertible Notes will be exchanged for the New Convertible Notes at an exchange ratio of $1,000 principal amount of New Convertible Notes for each $1,000 principal amount of 2018 Convertible Notes (the “Exchange”). On or prior to the settlement of the Exchange, the Company may enter into agreements with one or more holders of 2018 Convertible Notes to increase the principal amount of 2018 Convertible Notes participating in the Exchange from $110 million to up to $125 million. The Company expects to settle the Exchange on or about February 22, 2018.

Background

Following the decision by certain retailers not to renew their license agreements with the Company, senior management and the Board of Directors of the Company have explored a number of strategic options to address its short- and long-term liquidity situation. The Exchange is intended to improve the Company’s capital structure and enhance its liquidity.

The New Convertible Notes are expected to have an interest rate of 5.75% per annum, mature in August 2023 and be secured by the same assets that secure the obligations of the Company’s wholly-owned direct subsidiary, IBG Borrower LLC, under its existing senior secured credit facility (the “Existing Senior Credit Facility”). The conversion rate of the New Convertible Notes will be determined based on a conversion premium of 17.5% of the price per share of common stock equal to the average of the five individual volume-weighted average prices for the five-trading day period beginning on February 12, 2018; provided that, for purposes of such calculation, the price per share of common stock shall not be more than $1.656 or less than $0.844 (representing a 32.5% collar around $1.25, the closing price of the Company’s shares of common stock on February 9, 2018).

The New Convertible Notes will be contractually subordinated in right of payment to the Company’s obligations as a guarantor under the Existing Senior Credit Facility. The New

Convertible Notes will be convertible at any time by the holders and under certain circumstances by the Company. Conversions of the New Convertible Notes will be subject to a make-whole payment by the Company. In addition, the Company will have the right to repurchase the New Convertible Notes at par following the one-year anniversary of the issue date.

The Company will be permitted to settle any conversions of the New Convertible Notes, as well as pay accrued but unpaid interest on such New Convertible Notes and any make-whole payments, in cash, shares or a combination thereof. If the Company elects to pay all or a portion of an interest payment in shares of common stock, the number of shares of common stock payable will be equal to the applicable interest payment divided by the average of the 10 individual volume-weighted average prices for the 10-trading day period ending on and including the trading day immediately preceding the relevant interest payment date. If the Company elects to pay all or a portion of a conversion make-whole payment in shares of common stock, the number of shares of common stock payable will be equal to the applicable conversion make-whole payment divided by the average of the 10 individual volume-weighted average prices for the 10-trading day period immediately preceding the applicable conversion date.

Further detail regarding the terms and conditions of the Exchange and the New Convertible Notes are set forth in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on February 12, 2018. In addition, the Company expects to file the indenture pursuant to which the New Convertible Notes are expected to be issued as an exhibit to a Current Report on Form 8-K following its execution.

The Exchange will satisfy the condition to the availability of the second delayed draw term loan under the Existing Senior Credit Facility that the Company achieve a reduction in the outstanding principal amount of the 2018 Convertible Notes of at least $100.0 million. In addition, the Company believes that it should be able to satisfy the remaining conditions to disbursement of the second delayed draw term loan, allowing the Company to access the additional funds under the second delayed draw term loan to retire the 2018 Convertible Notes that will remain outstanding following the Exchange at their maturity in March 2018. The remaining conditions consist of (i) the Company being in financial covenant compliance under the Existing Senior Credit Facility, on a pro forma basis as of the time of the requested borrowing and on a projected basis for the succeeding 12 months based on projections reasonably acceptable to the lenders, and (ii) there not existing a default or event of default under the Existing Senior Credit Facility as of the time of the borrowing.

Notice of Nasdaq Exception

In order for the common stock of the Company to continue to be listed on the Nasdaq Global Select Market, the Company must comply with certain governance standards set forth in the Listing Rules governing companies listed on The NASDAQ Stock Market LLC (the “Nasdaq Listing Rules”). The Nasdaq Listing Rules typically require stockholder approval for any transaction that could result in the issuance of shares representing 20% or more of the Company’s common stock at a price lower than the market price of the Company’s shares at the time of such issuance, which could be the case under the terms of the New Convertible Notes. However, in light of the immediate availability of the financing opportunity presented by the Exchange, the Company applied for and on January 26, 2018 received a financial viability exception to the stockholder approval requirement pursuant to Nasdaq Listing Rule 5635(f). On January 26, 2018, Nasdaq granted the financial viability exception, provided that the Company complies with the conditions of the exception provided in Rule 5635(f), which include the mailing of this letter to stockholders.

The exception granted by Nasdaq allows the Company’s shares of common stock to continue to be listed and traded on the Nasdaq Global Select Market following the completion of the Exchange.

On February 2, 2018, the Audit Committee of the Company’s Board of Directors, which is comprised solely of independent and non-executive directors, expressly approved reliance on the financial viability exception in connection with the Exchange and the issuance of the New Convertible Notes. The Company is mailing this letter to all stockholders not later than ten days prior to the anticipated settlement of the Exchange, which is expected to take place on or about February 22, 2018, to apprise you that the Company will not seek, and will not be required to seek, the stockholder approval that would otherwise be required under applicable Nasdaq Listing Rules. In addition to this notification, the Company has issued a press release publicly announcing the transaction and is filing a Current Report on Form 8-K with the SEC. For copies of the definitive agreements relating to the transaction, as well as information on related developments, please review our current and future reports on file with the SEC and available at www.sec.gov.

We sincerely appreciate your continued support and look forward to reporting to you on the progress of the Company.

Very truly yours,
ICONIX BRAND GROUP, INC.

By:	/s/ John N. Haugh
Name:	John N. Haugh
Title	Chief Executive Officer